Exhibit 99.1  Press Release

FOR IMMEDIATE RELEASE

RadNet Reports Record 2010 Fourth Quarter Results and Releases 2011 Financial Guidance

•	For the fourth quarter, RadNet reports record Revenue of $145.3 million and record Adjusted EBITDA(1) of $30.2 million; increases of 10.2% and 11.8%, respectively, over the prior year’s quarter

•
Fourth quarter 2010 Net Income was $3.3 million as compared with Net Income of $637,000 from last year’s fourth quarter;  fourth quarter 2010 per share Net Income was $0.09 compared to a per share Net Income of $0.02 for the prior year’s quarter

•	For the year, RadNet reports record annual Revenue of $548.5 million and record annual Adjusted EBITDA(1)of $106.2 million; increases of 4.6% and 0.3%, respectively, over the prior year’s results

•
For the year, RadNet reports a per share net loss of $(0.35) compared to a per share loss of $(0.06)in the prior year; 2010 per share loss would have been $(0.08), excluding the Loss on Extinguishment of Debt from RadNet’s April 6, 2010 $585 million debt refinancing

•	RadNet announces 2011 guidance, including expected increases in Revenue and Adjusted EBITDA(1)

LOS ANGELES, California., March 8, 2011 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 201 owned and/or operated outpatient imaging centers (inclusive of 19 facilities held in Joint Ventures), today reported financial results for its fourth quarter and full year ended December 31, 2010.

Financial Results

Fourth Quarter Report:

For the fourth quarter of 2010, RadNet reported Revenue, Adjusted EBITDA(1) and Net Income of $145.3 million, $30.2 million and $3.3 million, respectively.  Revenue increased $13.5 million (or 10.2%), Adjusted EBITDA(1) increased $3.2 million (or 11.8%) and Net Income increased $2.7 million (or 418.1%) over the fourth quarter of 2009.  On a sequential year-over-year basis, compared with the first, second and third quarters of 2010, Revenue increased $21.1 million (or 17.0%), $6.4 million (or 4.6%) and $5.2 million (or 3.7%), respectively.  On a sequential basis, compared with the first, second and third quarters of 2010, Adjusted EBITDA(1) increased $9.7 million (or 47.1%), $2.8 million (or 10.0%) and $2.1 million (or 7.6%), respectively.

Net Income for the fourth quarter was $0.09 per share, compared with a Net Income of $0.02 per share in the fourth quarter of 2009 (based upon a weighted average number of fully diluted shares outstanding of 37.8 million and 37.4 million for these periods in 2010 and 2009, respectively).  Excluding non-cash gains from the mark-to-market of our interest rate swaps of $1.8 million, a $306,000 non-cash charge to interest expense related to the amortization of accumulated unrealized losses on interest rate swaps, losses from the disposal of equipment of $530,000 and non-cash stock compensation of $898,000, RadNet would have reported Net Income of $3.2 million, or $0.08 per fully diluted share, for the fourth quarter of 2010 compared with a Net Income of $1.5 million, or $0.04 per share, for the fourth quarter of 2009 excluding those same non-cash losses and expenses.

Also affecting Net Income in the fourth quarter of 2010 were certain other non-cash expenses and non-recurring items, including $107,000 of severance paid in connection with employee reductions related to cost savings initiatives and $723,000 of non-cash Deferred Financing Expense related to the amortization of financing fees paid as part of our new credit facilities and senior unsecured notes.

For the fourth quarter of 2010, as compared with the prior year’s fourth quarter, MRI volume increased 16.4%, CT volume increased 4.6% and PET/CT volume decreased 7.4%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 8.6% over the prior year’s third quarter.  On a same-center basis, including only those centers which were part of RadNet for both the fourth quarters of 2010 and 2009, MRI volume increased 7.9%, CT volume decreased 6.7% and PET/CT volume decreased 10.3%.  Overall same-center volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 0.5% over the prior year’s same quarter.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, commented “We are pleased to have ended 2010 with strong fourth quarter results.  In the fourth quarter, we obtained record Revenues, Adjusted EBITDA(1) and Net Income.  Our results illustrate the strength of our operating model.  Relative size and operating efficiency remain increasingly important in our industry, particularly in what is a very challenged economic and reimbursement climate.  While we observe the struggles of many of our competitors, our multi-modality approach and geographic clustering operating model has made RadNet a resilient and stable operating force in our industry. ”

“We are particularly excited about the future opportunities for RadNet.  In the last few months, we have taken important strategic steps towards broadening the scope of our Company.  Our entrances into the radiology software and teleradiology businesses have already begun to widen the scope of opportunities we are pursuing.  In particular, we are excited about the potential for new partnerships with major hospital and health systems, where we are now able to offer a multi-disciplined approach of diversified radiology solutions.  Furthermore, after experiencing an operating environment in 2010 where the general utilization of healthcare services was depressed, we have begun to see stabilization of procedural volumes at our centers.  This provides us encouragement as we move further into 2011.”

Annual Report:

For full year 2010, the Company reported Revenue, Adjusted EBITDA(1) and Net Loss of $548.5 million, $106.2 million and $(12.9) million, respectively.  Revenue increased $24.2 million (or 4.6%), Adjusted EBITDA(1) increased $0.3 million (or 0.3%) and Net Loss increased $10.6 million, respectively, from full year 2009 results.

The increase in Net Loss in 2010 was primarily the result of a $9.9 million Loss on Debt Extinguishment related to our debt refinancing transaction we completed in April of 2010.  Excluding the Loss on Debt Extinguishment, Net Loss for 2010 would have been $(0.08) per share, compared to a Net Loss of $(0.06) per share in 2009 (based upon a weighted average number of basic shares outstanding of 36.9 million and 36.0 million in 2010 and 2009, respectively).  Affecting Net Loss in 2010 were certain non-cash expenses and non-recurring items including:  $3.7 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; $2.8 million of non-cash Deferred Financing Expense related to the amortization of financing fees paid as part of our existing credit facilities; $0.8 million of severance paid in connection with the headcount reductions related to cost savings initiatives from previously announced acquisitions; $1.1 million loss on the disposal of certain capital equipment; and $917,000 non-cash charge to interest expense related to the amortization of accumulated unrealized losses on interest rate swaps related to the Company’s credit facilities.

For the year ended December 31, 2010, as compared to 2009, MRI volume increased 7.9%, CT volume decreased 0.6% and PET/CT volume decreased 5.1%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 4.4% for the twelve months of 2010 over 2009.

2011 Fiscal Year Guidance

For its 2011 fiscal year, RadNet announces its guidance ranges as follows:

Revenue	$575 million - $605 million
Adjusted EBITDA(1)	$110 million - $120 million
Capital Expenditures (a)	$35 million - $40 million
Cash Interest Expense	$45 million - $49 million
Free Cash Flow Generation (b)	$25 million - $35 million

(a)	Net of proceeds from the sale of equipment.
(b)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

“Our guidance reflects our belief that we will continue to grow both our revenue and EBITDA in 2011,” said Dr. Berger.  “Although we see a stabilization of procedural volumes and have reason to believe we could experience some volume increases in 2011, the midpoint of our guidance assumes flat same center revenue as compared with 2010.  We are anticipating Revenue and Adjusted EBITDA(1) contribution in 2011 from the several acquisitions we completed at various times during 2010, as well as the recently announced acquisitions of Imaging On Call and Diagnostic Health businesses in 2011.  We are also anticipating that we will achieve certain cost reductions necessary to substantially mitigate reimbursement cuts to which we are subject in 2011,” added Dr. Berger.

Actual 2010 Results vs. 2010 Guidance:

The following compares the Company’s actual 2010 performance with previously announced guidance levels.

	Updated Guidance Range	Actual Results
Revenue	$540 million - $560 million	$548.5 million
Adjusted EBITDA(1)	$107 million - $111 million	$106.2 million
Capital Expenditures (a)	$34 million - $38 million	$39.6 million
Cash Interest Expense	$42 million - $47 million	$40.4 million
Free Cash Flow Generation (b)	$25 million - $35 million	$26.2 million

(a)	Net of proceeds from the sale of equipment.
(b)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

Dr. Berger commented, “Despite a more challenged economy and operating environment than we could have predicted when we set our original guidance for 2010, our Revenue and Free Cash Flow Generation fell in-line with our guidance levels, while we benefited from a lower Cash Interest Expense than we had anticipated.  Our Adjusted EBITDA(1) performance was below our range by about $800,000, despite a larger than anticipated negative effect of severe weather in our first quarter and lower than expected utilization of healthcare services in 2010 which impacted our same center volumes.  We were pleased that after the first quarter, we showed substantial sequential improvement in our Adjusted EBITDA(1) and operating margins.  We attribute much of this improvement throughout 2010 to our ability to closely manage and reduce operating costs, drive efficiencies from acquired entities and drive increased procedural volumes as the year progressed.”

Conference Call for Today

Dr. Howard Berger, President and Chief Executive Officer, and Mark Stolper, Executive Vice President and Chief Financial Officer, will host a conference call today, at 10:30 a.m. Eastern Standard Time.  During the call management, will discuss the Company's 2010 fourth quarter and year-end results.

Conference Call Details:
Date:  Tuesday, March 8, 2010
Time:  10:30 a.m. EST
Dial In-Number:  888-797-2983
International Dial-In Number:  913-312-0409

There will also be simultaneous and archived webcasts available at http://viavid.net/dce.aspx?sid=000081C2 or http://www.radnet.com under the “Investors” menu section and “News Releases” sub-menu of the website.  An archived replay of the call will also be available and can be accessed by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and using the passcode 6797865.

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results.  The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance.  The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters.  Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables which follow.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 201 owned and/or operated outpatient imaging centers (inclusive of 19 facilities held in Joint Ventures).  RadNet's core markets include California, Maryland, Delaware, New Jersey and New York. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,500 employees. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning successfully integrating acquired operations, successfully achieving 2011 financial guidance, achieving cost savings, successfully developing and integrating new lines of business, continuing to grow its business by generating patient referrals and contracts with radiology practices, and receiving third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$627	$10,094
Accounts receivable, net	96,094	87,825
Prepaid expenses and other current assets	14,304	9,990
Total current assets	111,025	107,909
PROPERTY AND EQUIPMENT, NET	194,230	182,571
OTHER ASSETS
Goodwill	143,353	106,502
Other intangible assets	57,348	54,313
Deferred financing costs, net	15,486	8,229
Investment in joint ventures	15,444	18,741
Deposits and other	2,628	2,406
Total assets	$539,514	$480,671
LIABILITIES AND EQUITY DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$82,619	$69,641
Due to affiliates	2,975	7,456
Deferred revenue	1,568	-
Current portion of notes payable	8,218	6,927
Current portion of deferred rent	745	560
Current portion of obligations under capital leases	9,139	14,121
Total current liabilities	105,264	98,705 #
LONG-TERM LIABILITIES
Deferred rent, net of current portion	10,379	8,920
Deferred taxes	277	277
Notes payable, net of current portion	481,578	416,699
Obligations under capital lease, net of current portion	5,639	13,568
Other non-current liabilities	18,850	17,263
Total liabilities	621,987	555,432
COMMITMENTS AND CONTINGENCIES

EQUITY DEFICIT
Common stock - $.0001 par value, 200,000,000 shares authorized; 37,223,475 and 36,259,279 shares issued and outstanding at December 31, 2010 and 2009, respectively	4	4
Paid-in-capital	162,444	156,758
Accumulated other comprehensive loss	(2,137)	(1,588)
Accumulated deficit	(242,841)	(229,989)
Total Radnet, Inc.'s equity deficit	(82,530)	(74,815)
Noncontrolling interests	57	54
Total equity deficit	(82,473)	(74,761)
Total liabilities and equity deficit	$539,514	$480,671

The accompanying notes are an integral part of these financial statements.

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT SHARE DATA)

	Years Ended December 31,
	2010	2009	2008

NET REVENUE	$548,537	$524,368	$498,815

OPERATING EXPENSES
Cost of operations	420,973	397,753	384,297
Depreciation and amortization	53,997	53,800	53,548
Provision for bad debts	33,158	32,704	30,832
Loss on sale of equipment	1,136	523	516
Severance costs	838	731	335
Total operating expenses	510,102	485,511	469,528

INCOME FROM OPERATIONS	38,435	38,857	29,287

OTHER EXPENSES (INCOME)
Interest expense	48,398	50,016	51,811
Gain on bargain purchase	-	(1,387)	-
Loss on extinguishment of debt	9,871	-	-
Other expenses (income)	505	416	(151)
Total other expenses	58,774	49,045	51,660

LOSS BEFORE INCOME TAXES AND EQUITY
IN EARNINGS OF JOINT VENTURES	(20,339)	(10,188)	(22,373)
Provision for income taxes	(576)	(443)	(151)
Equity in earnings of joint ventures	8,230	8,456	9,791
NET LOSS	(12,685)	(2,175)	(12,733)
Net income attributable to noncontrolling interests	167	92	103

NET LOSS ATTRIBUTABLE TO RADNET, INC.
COMMON STOCKHOLDERS	$(12,852)	$(2,267)	$(12,836)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE
TO RADNET, INC. COMMON STOCKHOLDERS	$(0.35)	$(0.06)	$(0.36)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and Diluted	36,853,477	36,047,033	35,721,028

The accompanying notes are an integral part of these financial statements.

RADNET, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
  (IN THOUSANDS)

	Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(12,685)	$(2,175)	$(12,733)
Adjustments to reconcile net loss
to net cash provided by operating activities:
Depreciation and amortization	53,997	53,800	53,548
Provision for bad debts	33,158	32,704	30,832
Equity in earnings of joint ventures	(8,230)	(8,456)	(9,791)
Distributions from joint ventures	10,917	7,667	7,982
Deferred rent amortization	1,848	1,094	3,514
Amortization of deferred financing cost	2,797	2,678	2,567
Amortization of bond discount	164	-	-
Net loss on disposal of assets	1,136	523	516
Loss on extinguishment of debt	9,871	-	-
Gain on bargain purchase	-	(1,387)	-
Gain on extinguishment of debt	-	-	(47)
Amortization of cash flow hedge	917	6,119	-
Stock-based compensation	3,718	3,607	2,902
Changes in operating assets and liabilities, net of assets
acquired and liabilities assumed in purchase transactions:
Accounts receivable	(35,985)	(24,432)	(36,297)
Other current assets	(3,226)	4,206	(1,515)
Other assets	24	51	684
Deferred revenue	207
Accounts payable and accrued expenses	8,256	619	3,270
Net cash provided by operating activities	66,884	76,618	45,432
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of imaging facilities	(61,774)	(6,085)	(28,859)
Proceeds from sale of imaging facilities	-	650	-
Purchase of property and equipment	(40,293)	(30,752)	(29,199)
Proceeds from sale of equipment	685	219	2,961
Purchase of equity interest in joint ventures	-	(315)	(938)
Net cash used in investing activities	(101,382)	(36,283)	(56,035)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	(21,463)	(23,660)	(19,112)
Proceeds from borrowings on notes payable	-	-	35,000
Proceeds from borrowings upon refinancing	482,360	-	1,212
Repayment of bebt	(412,000)
Deferred financing costs	(17,613)	-	(4,277)
Net payments on line of credit	-	(1,742)	(2,480)
Payments to counterparties of interest rate swaps, net of amounts received	(6,382)	(4,739)	-
Distributions to noncontrolling interests	(131)	(116)	(231)
Proceeds from issuance of common stock upon exercise of options/warrants	271	16	473
Net cash provided by (used in) financing activities	25,042	(30,241)	10,585
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11)	-	-
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,467)	10,094	(18)
CASH AND CASH EQUIVALENTS, beginning of period	10,094	-	18
CASH AND CASH EQUIVALENTS, end of period	$627	$10,094	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$40,352	$40,092	$49,236
Cash paid during the period for income taxes	$659	$348	$389

The accompanying notes are an integral part of these financial statements.

RADNET, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS TO ADJUSTED EBITDA(1)
(IN THOUSANDS)

	Three Months Ended
	December 31,
	2010	2009

Net Income Attributable to RadNet, Inc. Common Shareholders	$3,300	$637
Plus Provision for Income Taxes	53	162
Plus Other Expenses (Income)	(1,466)	-
Plus Interest Expense	12,921	11,478
Plus Severence Costs	107	88
Plus Loss on Sale of Equipment	530	148
Plus Depreciation and Amortization	13,844	13,821
Plus Non Cash Employee Stock Compensation	898	670
Adjusted EBITDA(1)	$30,187	$27,004

	Fiscal Year Ended
	December 31,
	2010	2009

Net Loss Attributable to RadNet, Inc. Common Shareholders	$(12,852)	$(2,267)
Plus Provision for Income Taxes	576	443
Plus Other Expenses (Income)	505	416
Plus Interest Expense	48,398	50,016
Plus Severence Costs	838	731
Plus Loss on Sale of Equipment	1,136	523
Plus Depreciation and Amortization	53,997	53,800
Plus Non Cash Employee Stock Compensation	3,718	3,607
Plus Loss on Extinguishment of Debt	9,871	-
Less Gain on Bargain Purchase	-	(1,387)
Adjusted EBITDA(1)	$106,187	$105,882

RADNET PAYMENTS BY PAYORS *

	Three Months Ended
	December 31,	Years Ended December 31,
	2010	2010	2009	2008

Commercial Insurance	55.8%	55.7%	55.8%	56.6%
Medicare	19.3%	19.3%	20.0%	19.6%
Capitation	15.2%	15.3%	15.4%	15.0%
Workers Compensation/Personal Injury	3.9%	4.1%	3.5%	3.7%
Medicaid	3.3%	3.2%	3.2%	3.1%
Other	2.6%	2.4%	2.1%	2.0%
	100.0%	100.0%	100.0%	100.0%

RADNET PAYMENTS BY MODALITY *

	Three Months Ended
	December 31,	Years Ended December 31,
	2010	2010	2009	2008

MRI	34.2%	34.3%	34.1%	34.2%
CT	17.2%	17.5%	19.1%	19.0%
PET/CT	5.9%	6.1%	6.0%	6.2%
X-ray	10.3%	10.1%	9.8%	10.8%
Ultrasound	11.3%	11.0%	10.3%	10.2%
Mammography	16.1%	16.0%	16.0%	14.9%
Nuclear Medicine	1.8%	1.7%	1.7%	1.6%
Other	3.3%	3.2%	3.0%	3.1%
	100.0%	100.0%	100.0%	100.0%

RADNET AVERAGE PAYMENTS BY MODALITY *

	Three Months Ended
	December 31,	Years Ended December 31,
	2010	2010	2009	2008

MRI	$501	$501	$503	$505
CT	305	306	308	310
PET/CT	1,492	1,494	1,493	1,494
X-ray	39	40	38	37
Ultrasound	106	107	108	107
Mammography	136	135	135	134
Nuclear Medicine	322	322	323	327
Other	$126	$126	$127	$129

Note
* Based upon global payments received from consolidated Imaging Centers from that year's dates of service.
Excludes payments from hospital contracts, Breastlink, Center Management Fees and other miscellaneous operating activities.

Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation.  Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure.  Adjusted EBITDA is a non-GAAP financial measure used as analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) As noted above, the Company defines Free Cash Flow as Adjusted EBITDA less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid.  Free Cash Flow is a non-GAAP financial measure.  The Company uses Free Cash Flow because the Company believes it provides useful information for investors and management because it measures our capacity to generate cash from our operating activities. Free Cash Flow does not represent total cash flow since it does not include the cash flows generated by or used in financing activities. In addition, our definition of Free Cash Flow may differ from definitions used by other companies.

Free Cash Flow should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.